File No. 333-67660
                                                     Filed Under Rule 424(b)(3)

                               SEPARATE ACCOUNT B
                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
      SUPPLEMENT DATED MARCH 8, 2002 TO PROSPECTUS DATED FEBRUARY 13, 2002

The information in this supplement updates and amends certain information in the prospectus dated February 13, 2002. You should read this supplement along with the prospectus.

The definition of "monthiversary" on pages 8 and 10 of the prospectus is changed to read, "One month anniversary ("monthiversary") dates fall on the same date each month as the contract date. If there is no corresponding date in the month, the monthiversary date will be the last date of such month."

The following information replaces the information contained in Appendix C of the prospectus.

                                   APPENDIX C
                        MARKET VALUE ADJUSTMENT EXAMPLES

EXAMPLE #1:  FULL SURRENDER -- EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

      Assume $100,000 single premium with a term of 10 years, an initial Index Rate ("I") of 5%; that a full surrender is requested 3 years into the term; that the Account Value on the date of surrender is $115,000 that the then Index Rate for a 7 year guaranteed interest period ("J") is 6%.

CALCULATE THE MARKET VALUE ADJUSTMENT

     1.   N = 2,555 ( 365 x 7 )

     2.   Market Value Adjustment =
                                          2,555/365
               $115,000 x [( 1.05/1.065 )           -1 ] = -$10,870

     Therefore, the amount paid to you on full surrender ignoring any surrender charge is $104,130 ($115,000 - $10,870).

EXAMPLE #2:  FULL SURRENDER -- EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

      Assume $100,000 single premium with a term of 10 years, an initial Index Rate ("I") of 5%; that a full surrender is requested 3 years into the term; that the Account Value on the date of surrender is $115,000 that the then Index Rate for a 7 year guaranteed interest period ("J") is 4%.

CALCULATE THE MARKET VALUE ADJUSTMENT

     1.   N = 2,555 ( 365 x 7 )

     2.   Market Value Adjustment =
                                          2,555/365
               $115,000 x [( 1.05/1.045 )           -1 ] = $3,907

     Therefore, the amount paid to you on full surrender ignoring any surrender charge is $118,907 ($115,000 + $3,907).

EXAMPLE #3:  WITHDRAWAL -- EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

      Assume $200,000 was allocated to an account with a selected term of 10 years, an initial Index Rate ("I") of 5%; that a withdrawal of $128,000 is requested 3 years into the guaranteed interest period; that the Account Value on the date of surrender is $250,000; that the then Index Rate ("J") for a 7 year guaranteed interest period is 6%; and that no prior transfers or withdrawals affecting this account have been made.

     First calculate the amount that must be withdrawn from the Fixed Interest Allocation to provide the amount requested.

     1.   N = 2,555 ( 365 x 7 )

     2.   Amount that must be withdrawn =

                                          2,555/365
               $128,000 x [( 1.05/1.0650 )           -1 ] = $141,362

     3.   Then calculate the Market Value Adjustment on that amount.

     4.   Market Value Adjustment =

                                          2,555/365
               $141,362 x [( 1.05/1.0650 )           -1 ] = -$13,362

     Therefore, the amount of the withdrawal paid to you ignoring any surrender charge is $128,000, as requested. The account value will be reduced by the amount of the withdrawal, $128,000, and by the Market Value Adjustment of $13,362, for a total reduction in the account value of $141,362.

MRI-122326                                                       March 2002
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EXAMPLE #4:  WITHDRAWAL -- EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

     Assume $200,000 was allocated to an account with a selected term of 10 years, and the initial Index Rate ("I") of 5%. Also assume that a withdrawal of $128,000 is requested 3 years into the guaranteed interest period; that the Account Value on the date of surrender is $250,000; that the then Index Rate ("J") for a 7 year guaranteed interest period is 4%; and that no prior transfers or withdrawals affecting this account have been made.

     First calculate the amount that must be withdrawn from the Fixed Interest Allocation to provide the amount requested.

     1.   N = 2,555 ( 365 x 7 )

     2.   Amount that must be withdrawn =

                                          2,555/365
               $128,000 x [( 1.05/1.045 )           -1 ] = $123,794


     3.   Then calculate the Market Value Adjustment on that amount.

     4.   Market Value Adjustment =

                                          2,555/365
               $123,794 x [( 1.05/1.0450 )           -1 ] = $4,206

     Therefore, the amount of the withdrawal paid to you ignoring any surrender charge is $128,000, as requested. The account value will be reduced by the amount of the withdrawal, $128,000, but increased by the Market Value Adjustment of $4,206, for a total reduction in the account value of $123,794.

MRI-122326                                                       March 2002

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